Exhibit 4.10

                                 FIRST AMENDMENT
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                                     TO THE
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                   SENA 401(k) PLAN FOR KIMBERLY UNION MEMBERS
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            (AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2001)
            ---------------------------------------------------------

         WHEREAS, Stora Enso North America Corp. ("SENA"), as the sponsor of the SENA 401(k) Plan for Kimberly Union Members (As Amended and Restated Effective as of January 1, 2001) (the "plan"), desires to amend the plan effective January 1, 2001, in accordance with the powers granted to it under Section 11.01 of the plan and acting pursuant to the authority granted by resolution of the Board of Directors of SENA.

         NOW THEREFORE, the plan is amended in the following respects:

         1. The definition of "compensation" contained in Section 1.01(d) of the plan is hereby amended by deleting the first sentence thereof and replacing it with the following:

              "Compensation" means earnings from the Employers as reported in Box 1 of Form W-2 (or its successor) plus any salary reduction pursuant to Code Sections 125, 132(f)(4) and 401(k)."

         2. The Rollover Rules contained in Section 12.06 are hereby amended by deleting subsection (b) in its entirety and replacing it with the following:

                   "(b) An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; any hardship withdrawals made under the Plan which are defined by Section 401(k)(2)(B)(i)(IV) of the Code and are attributable to the participant's elective contributions under Treasury Regulation Section 1.401(k)-1(d)(2)(ii); and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). "

         3. The Participation Requirements in Section 2.01(b) are hereby amended by deleting subsection (b) in its entirety and replacing

+              it with the following:

                   "(b) An employee whose terms of employment are governed by the terms of a collective bargaining agreement with an Employer which provides for his or her participation in the Plan; excluding:

                    (i)  an employee under age eighteen (18);

                    (ii) an "intermittent" employee who completes less than
                         1,000 hours of service in any Plan Year; (An
                         "intermittent employee" is any employee who, at the time of his employment, is employed as a temporary employee under one of the following employment categories: permanent part time; temporary full time; or temporary part time.),

                    (iii) an employee in the job category of "Plant Laborer"; or

                    (iv) an employee who is a nonresident alien.

                           An employee who ceases to be ineligible shall become
                  a Participant as of the first day of any calendar month which is coincidental with or immediately following the cessation of such ineligible status."

         4. The first sentence of Section 5.02(g) is hereby deleted, and in its place, the following statement is inserted:

              "For purposes of subsections (b) and (f), an "hour of service" means each hour, up to a maximum of forty (40) in any week, for which an employee is paid, or entitled to payment, by an Employer for the performance of duties or on account of a period of time during which no duties were performed for reasons of a Disability or authorized leave of absence, including an authorized leave of absence due to pregnancy, birth of a child of the employee, placement for adoption of a child with the employee, or to care for such child following such birth or placement as described in
              Section 410(a)(5)(E)(i) of the Code."

         5. In all respects not above amended, the plan is hereby ratified and confirmed.

         IN WITNESS WHEREOF, SENA has caused this First Amendment to the plan to be executed on its behalf by its duly authorized officers this 17th day of December, 2002.

                                            STORA ENSO NORTH AMERICA CORP.

                                            By:/s/ Gary A. Parafinczuk
                                               ---------------------------------
                                                 Gary A. Parafinczuk
                                            Its: SVP Human Resources
ATTEST:

By: /s/ Carl H. Wartman
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     Carl H. Wartman
Its: Secretary & General Counsel


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